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                                                                    EXHIBIT 99.2


                    [ARGYLE TELEVISION, INC. APPEARS HERE]

                          NEWS FROM ARGYLE TELEVISION

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FOR RELEASE:  AUGUST 5, 1997                            CONTACT:  BOB MARBUT
                                                                  210-828-1700


             ARGYLE TELEVISION SETS DATE FOR STOCKHOLDERS MEETING
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                        TO CONSIDER HEARST TRANSACTION
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San Antonio, TX ... Argyle Television, Inc. (NASDAQ: ARGL) has set Thursday,
August 28, 1997 for a meeting of its stockholders to consider the combination of the television broadcasting division of The Hearst Corporation with and into Argyle, with Argyle to be renamed "Hearst-Argyle Television, Inc." If approved at the stockholders' meeting, the transaction with Hearst is expected to close on August 29, 1997. Certain Argyle stockholders representing an aggregate of approximately 67% of the outstanding shares of Argyle common stock have agreed to vote in favor of the transaction.

Argyle also announced that The Hearst Corporation has completed its acquisition of WPBF-TV, the ABC affiliate in West Palm Beach, Florida. Following closing of the Hearst transaction, Hearst-Argyle will provide management services for WPBF.

Today, Argyle Television, Inc. owns and operates network affiliated television stations WLWT-TV, the NBC affiliate in Cincinnati, OH; KOCO-TV, the ABC affiliate in Oklahoma City, OK; WNAC-TV, the Fox affiliate in Providence, RI; KITV-TV, the ABC affiliate in Honolulu, HI; WAPT-TV, the ABC affiliate in Jackson, MS; and, KHBS-TV, the ABC affiliate in Fort Smith, AR, and its satellite KHOG-TV, the ABC affiliate in Fayetteville, AR. Following completion of the Hearst transaction, Argyle (which will be renamed "Hearst-Argyle Television, Inc."), will also own WCVB-TV, the ABC affiliate in Boston, MA; WTAE-TV, the ABC affiliate in Pittsburgh, PA; WBAL-TV, the NBC affiliate in Baltimore, MD; KMBC-TV, the ABC affiliate in Kansas City, MO; WISN-TV, the ABC affiliate in Milwaukee, WI; and, WDTN-TV, the ABC affiliate in Dayton, OH, as well as Hearst Broadcast Productions. Hearst-Argyle will also provide management services for WWWB, the WB affiliate in Tampa, FL; WPBF-TV, the ABC affiliate in West Palm Beach, FL; KCWB-TV, the WB affiliate in Kansas City, MO; and two radio stations (WBAL-AM and WIYY-FM, Baltimore, MD) -- these managed stations (other than KCWB-TV) will continue to be owned by The Hearst Corporation. Argyle Series A Common Stock trades on the Nasdaq National Market System under the symbol "ARGL".



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                      (210) 828-1700  Fax (210) 828-7300